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                                                                    EXHIBIT 11.2

                            ALLEGIANCE TELECOM, INC.

                         COMPUTATION OF PER SHARE LOSS

                      Nine Months Ended September 30, 1999

               (In thousands, except share and per share amounts)


                                                            NUMBER OF SHARES    PERCENT OUTSTANDING    EQUIVALENT SHARES
                                                            ----------------    -------------------    -----------------
1997 Common Stock Offering                                               426                 100.00%                 426
1998 Common Stock Offering                                        10,000,000                 100.00%          10,000,000
Preferred Stock Converted to Common Stock                         40,341,128                 100.00%          40,341,128
Treasury Shares                                                      (25,312)                 79.86%             (20,213)
1999 Employee Stock Discount Purchase Plan Shares Issued              83,057                  76.98%              63,941
1999 Common Stock Offering                                        14,027,400                  59.98%           8,413,589
Warrants Exercised                                                   360,538                  46.78%             168,650
Stock Options Exercised - 1997 Plan                                   72,905                  28.18%              20,548
Stock Options Exercised - 1998 Plan                                    4,693                  17.00%                 798

WEIGHTED AVERAGE SHARES OUTSTANDING                                                                           58,988,867

NET LOSS APPLICABLE TO COMMON STOCK                                                                    $    (154,774,738)

NET LOSS PER SHARE, BASIC AND DILUTED                                                                  $           (2.62)
                                                                                                       =================
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